Exhibit 10.16

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
DEFERRED COMPENSATION PLAN NO. 2

EFFECTIVE AS OF JANUARY 1, 2005

ARTICLE I
ESTABLISHMENT OF PLAN

1.1           Purpose.  The Schweitzer-Mauduit International, Inc. Deferred Compensation Plan No. 2 is intended to enhance the Corporation’s ability to attract to and retain for the Corporation outstanding executive talent by providing a deferred compensation benefit to selected executives of the Corporation as more fully provided herein.  The benefits provided under the Plan are in addition to other employee benefit plans and programs offered by the Corporation, including but not limited to tax-qualified employee benefit plans.

1.2           Effective Date and Term.  Schweitzer-Mauduit International, Inc. adopts this unfunded deferred compensation plan effective as of January 1, 2005 to be known as the Schweitzer-Mauduit International, Inc. Deferred Compensation Plan No. 2, hereinafter referred to as the “Plan.”

1.3           Applicability of ERISA.  This Plan is an unfunded plan maintained primarily for the purpose of providing deferred compensation to a select group of management and other highly compensated employees within the meaning of ERISA. It is the intent of the Corporation that the Plan be exempt from Parts 2, 3 and 4 of Subtitle B of Title I of ERISA as an unfunded Plan that is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees (the “ERISA exemption”).  Notwithstanding anything to the contrary in any other provision of the Plan, the Plan Administrator may, in its sole discretion, exclude any one or more employees from eligibility to participate or from participation in the Plan, and may take any further action the Plan Administrator considers necessary or appropriate if the Plan Administrator reasonably determines in good faith that such exclusion or further action is necessary in order for the Plan to qualify for, or to continue to qualify for, the ERISA exemption.

ARTICLE II
DEFINITIONS

As used within this document, the following words and phrases have the meanings described in this Article II unless a different meaning is required by the context.  Some of the words and phrases used in the Plan are not defined in this Article II, but for convenience, are defined as they are introduced into the text.  Words in the masculine gender shall be deemed to include the feminine gender.  Any headings used are included for ease of reference only, and are not to be construed so as to alter any of the terms of the Plan.

2.1           AIP Awards.  The cash awards, if any, that may be earned by participants in the Corporation’s Annual Incentive Plan.

2.2           Annual Deferral.  The amount of Base Salary, AIP Awards and/or LTIP Awards which the Participant elects to defer in each Deferral Period pursuant to Article 4.1 of the Plan Document.

2.3           Base Salary.  A Participant’s base annual salary for the applicable Plan Year.

2.4           Beneficiary.  An individual or entity designated by a Participant in accordance with Section 14.6.

2.5           Board or Board of Directors.  The Board of Directors of the Corporation.

2.6           Change of Control.  For the purposes of this Plan, a Change of Control shall mean the date as of which: (a) a third person, including a “group” as defined in Section 13(d)(3) of the Securities Act of 1934, acquires actual or beneficial ownership of shares of the Corporation having 15% or more of the total number of votes that may be cast for the election of Directors of the Corporation; or (b) as the result of any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a “Transaction”), the persons who were Directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.

Notwithstanding the foregoing, in the event that the regulations of the Secretary of the Treasury defining a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” for purposes of Section 409A of the Code are more restrictive than the foregoing definition, then the definition in the Treasury Regulations shall be substituted for the foregoing definition of Change of Control.

2.7           Code.  The Internal Revenue Code of 1986.  Reference to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes such section.

2.8           Committee.  The Compensation Committee of the Corporation’s Board of Directors.

2.9           Corporation.  Schweitzer-Mauduit International, Inc.

2.10         Deferral Account.  The account established for a Participant pursuant to Section 5.1 of the Plan Document.

2.11         Deferral Election.  The election made by the Participant pursuant to Section 4.1 of the Plan Document.

2.12         Deferral Period.  The Plan Year, or in the case of a newly hired or promoted employee who becomes an Eligible Employee during a Plan Year, the remaining portion of the Plan Year.

In the case of the first Plan Year, the Deferral Period commences January 1, 2005 and ends December 31, 2005.

2.13         Disability.  A Participant shall be considered to have experienced a “Disability” or to be disabled, for purposes of this Plan, if the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reasons of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Corporation.

2.14         Effective Date.  January 1, 2005.

2.15         Eligible Employee.  An employee of the Corporation who is designated by the Plan Administrator as being eligible to participate in the Plan or who is a member of a class of employees that the Plan Administrator has designated as being eligible to participate in the Plan. The employee shall remain eligible to participate in the Plan for such period as is designated by the Plan Administrator.

2.16         ERISA.  The Employee Retirement Income Security Act of 1974, as amended.

2.17         IRS.  The Internal Revenue Service.

2.18         LTIP Awards.  The cash awards, if any, that may be earned by participants in the Corporation’s Long-Term Incentive Plan.

2.19         Participant.  Any Eligible Employee who is designated by the Plan Administrator to participate in the Plan pursuant to Article III of the Plan Document commencing as of such time and for such period as is designated by the Plan Administrator. The list of Participants is set forth on Appendix A hereto, as amended from time to time.

2.20         Participant Agreement.  The written agreement, including a Deferral Election Form, to defer Salary and/or AIP Awards made by the Participant.  Such written agreement and Deferral Election Form shall be in a format designated by the Corporation.

2.21         Plan.  The Schweitzer-Mauduit International, Inc. Deferred Compensation Plan.

2.22         Plan Administrator.  The Corporation’s Human Resources Committee.

2.23         Plan Year.  “Plan Year” means the 12-month period beginning each January 1 and ending on the following December 31.

2.24         Rabbi Trust.  The Rabbi Trust, which the Corporation may, in its discretion, establish for the Schweitzer-Mauduit International, Inc. Deferred Compensation Plan, as amended from time to time.

2.25         Specified Age.  Upon retirement at age 55 or a later age chosen by the Participant on his Participation Agreement and Deferral Election Form at which time the vested credits in the Participant’s Deferral Account shall be paid out as benefits in accordance with the payment method selected by the Participant in accordance with the Plan terms, unless benefits have commenced to pay-out earlier as provided in Article VII of the Plan.

2.26         Unforeseeable Emergency.   A severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  A withdrawal on account of an Unforeseeable Emergency may be paid to the Participant only if the amounts distributed with respect to an emergency do not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).  This section shall be interpreted in a manner consistent with Code section 409A and applicable provisions of the Treasury Regulations.

2.27         Valuation Date.  Each business day of the Plan Year.

2.28         Year of Service.  Each consecutive twelve (12) month period during which a Participant is continuously and actively employed by the Corporation.

ARTICLE III
ELIGIBILITY AND PARTICIPATION

3.1           Participation – Eligibility and Initial Period.  Participation in the Plan is open only to Eligible Employees of the Corporation.  Each Eligible Employee of the Corporation, as of the Effective Date, may become a Participant for the Deferral Period from January 1, 2005 through December 31, 2005 (“Initial Period”) if he submits a properly completed Participation Agreement and Deferral Election Form to the Plan Administrator prior to December 31, 2004.  Following the Initial Period, a Participant must submit a Deferral Election Form by December 15 of the year preceding the Plan Year for which the Deferral Election was made. Any employee becoming an Eligible Employee after the Effective Date, e.g., new hires or promoted employees, may become a Participant with respect to services performed subsequent to the filing of the Deferral Election Form for the current Deferral Period if he submits a properly completed Participation Agreement and Deferral Election Form within thirty (30) days after becoming eligible for participation.

3.2           Participation – Subsequent Entry into Plan.  An Eligible Employee who does not elect to participate at the time of initial eligibility as set forth in Section 3.1 shall remain eligible to become a Participant in subsequent Plan Years as long as he continues his status as an Eligible Employee.  In such event, the Eligible Employee may become a Participant by submitting a properly executed Participation Agreement and Deferral Election Form on or prior to December 15 of the year preceding the Plan Year for which it is effective.

3.3           Determination of Non-Eligibility to Participate.  If, at any time, an Eligible Employee or Participant is determined or reasonably believed, based on a judicial or administrative determination or opinion of counsel, not to qualify as “management” or a “highly compensated employee” under ERISA Sections 201(2), 301 (a) (3), and 401 (a) (1), the employee shall cease active participation in the Plan as of the date of such determination.

ARTICLE IV
CONTRIBUTIONS

4.1           Deferral Election.  On or before the 15th day of December preceding the first day of each Plan Year, a Participant may file with the Plan Administrator, a Participation Agreement and Deferral Election Form indicating the amount of Salary, AIP Award and/or LTIP Award Deferrals for that Plan Year.  A Participant shall not be obligated to make a Deferral Election in each Plan Year to remain a participant in the Plan.  After a Plan Year commences, such Deferral Election shall continue for the entire Plan Year.

4.2           Maximum Deferral Election.  A Participant may elect to defer up to 25% of Base Salary.  A Participant may also elect to defer up to 50% of AIP Awards that are earned or paid during the first Plan Year, which includes the period from January 1, 2000 through December 31, 2000.  Thereafter, a Participant may elect to defer up to 25% of Base Salary and/or up to 50% of AIP Awards and/or LTIP Awards earned during the corresponding Deferral Period.  The amount of deferral may be stated as a flat dollar amount or as a percent rounded to the nearest $100.  A Deferral Election may be automatically reduced if the Plan Administrator determines that such action is necessary to meet Federal or State tax withholding obligations.

4.3           Minimum Deferral Election.  A Participant who wishes to defer a portion of his qualifying compensation must elect to defer at least $1,200 during the Deferral Period from Base Salary, AIP Awards, LTIP Awards or a combination of Base Salary, AIP Awards and LTIP Awards.  The Participant may also elect not to make any deferral for a Plan Year.

4.4           Employer Contributions.  The Corporation, with the Committee’s prior approval, may, in its sole discretion, make a contribution to any one or more of the Participants’ Deferral Accounts.  Employer Contributions may also be mandated by the terms of the AIP and/or LTIP where a participant in one or more of those plans is also a “Covered Employee,” as such term is defined in Code Section 162(m) and the total amount of non-exempt compensation payable to such participant in any tax year exceeds the Code Section 162(m) limits.  Also, the amount by which any cash balance benefit formula amount under the Schweitzer-Mauduit International, Inc. Retirement Plan exceeds applicable Internal Revenue Service Limits (hereinafter an “Excess Retirement Benefit”) shall be made as an Employer Contribution to the Deferred Compensation Plan for the account of such participant.

4.5           Insurance.  The Corporation may insure the lives of Participants.  A Participant whose deferral is approved shall, as a condition of his deferral, cooperate in providing any information or submitting to any necessary examinations that may be requested by the Corporation in connection with its application for such insurance policies.  The Corporation shall be the applicant, owner and beneficiary of such policies.  The Participant shall have no interest in any policies nor will the Participant be able to look to an insurance carrier for benefits under any such policies.

ARTICLE V
ACCOUNTS

5.1           Deferral Accounts.  Solely for recordkeeping purposes, The Plan Administrator shall establish a Deferral Account for each Participant.  A Participant’s Deferral Account shall be credited with the contributions made by him or on his behalf by the Corporation under Section 4.4 and shall be credited (or charged, as the case may be) with the hypothetical or deemed investment earnings and losses determined pursuant to Section 5.3, and charged with distributions made to or with respect to him on Base Salary, AIP Award and/or LTIP Award Deferrals, dividends on stock units and Corporate Contributions.

5.2           Crediting of Deferral Accounts.  Salary contributions under Section 4.1 shall be credited to a Participant’s Deferral Account as of the date on which such contributions were withheld from his Base Annual Salary.  AIP Award and LTIP Award contributions under Section 4.1 shall be credited to a Participant’s Deferral Account as of the date on which the contribution would have otherwise been paid in cash.  Contributions under Section 4.4 shall be credited to the Participant’s Deferral Account as of the date declared by the Corporation or in accordance with the AIP Award and/or LTIP Award provisions hereinabove, if applicable.  Dividends deemed to be earned on the stock units shall be credited as of the dividend payment date on the Corporation’s common stock.  Excess Retirement Benefit contributions shall be credited in accordance with the crediting provisions of the Retirement Plan.  Any distribution with respect to a Deferral Account shall be charged to that Account as of the date the Corporation makes such payment or the trustee of any Rabbi Trust established for the Plan.

5.3           Earning Credits or Losses.  Amounts credited to a Deferral Account shall be credited with deemed net income, gain and loss on Deferred Base Salary, AIP Awards, LTIP Awards and deemed dividends on stock units, including the deemed net unrealized gain and loss based on hypothetical investment directions made by the Participant with respect to this Deferral Account on a form designated by the Plan Administrator, in accordance with investment options and procedures adopted by the Plan Administrator in its sole discretion, from time to time.  Excess Retirement Benefit contributions shall be credited with deemed net income, gain and loss on such amounts as though invested in thirty-year Treasury Securities (tracking instrument substituted for the thirty-year T-Bill).  Such earnings will continue to accrue during any period in which installments of vested benefits are paid to a Participant or his beneficiary pursuant to Article VII.  Earnings or losses in the market value of stock units shall have no effect on the number of stock units that are reflected in the Participant’s account.  The number of stock units held in the Deferred Compensation Plan for a Participant shall be tracked and the Participant shall recognize the bargain element associated with the number of stock units held in his   account as ordinary income or loss when the stock units are converted into shares of the Corporation’s common stock and issued in the form of clean stock certificates out of the Deferred Compensation Plan as permitted for a mandatory deferral.

5.4           Hypothetical Nature of Accounts.  The Plan constitutes a mere promise by the Corporation to make the benefit payments in the future.  Any Deferral Account established for a Participant under this Article V shall be hypothetical in nature and shall be maintained for the Corporation’s recordkeeping purposes only, so that any contributions can be credited and so that deemed investment earnings and losses on such amounts can be credited (or charged, as the case may be).  Neither the Plan nor any of the Accounts (or subaccounts) shall hold any actual funds or assets.  The right of any individual or entity to receive one or more payments under the Plan shall be an unsecured claim against the general assets of the Corporation.  Any liability of the Corporation to any Participant, former Participant, or Beneficiary with respect to a right to payment shall be based solely upon contractual obligations created by the Plan.  The Corporation, the Board of Directors, the Committee, the Plan Administrator and any individual or entity shall not be deemed to be a trustee of any amounts to be paid under the Plan.  Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Corporation and a Participant, former Participant, Beneficiary, or any other individual or entity.  The Corporation may, in its sole discretion, establish a Rabbi Trust as a vehicle in which to place funds with respect to this Plan.  The Corporation does not in any way guarantee any Participant’s Deferral Account against loss or depreciation, whether caused by poor investment performance, insolvency of a deemed investment or by any other event or occurrence.  In no event shall the employee, officer, director, or stockholder of the Corporation be liable to any individual or entity on account of any claim arising by reason of the Plan provisions or any instrument or instruments implementing its provisions, or for the failure of any Participant, Beneficiary or other individual or entity to be entitled to any particular tax consequences with respect to the Plan or any credit or payment thereunder.

5.5           Statement of Deferral Accounts.  The Plan Administrator shall provide to each Participant quarterly statements setting forth the value of the Deferral Account maintained for such Participant.

ARTICLE VI
VESTING

6.1           Vesting of Corporate Elective and Mandated Contributions.  The Corporation’s contributions (excluding AIP and LTIP Awards and Excess Retirement Benefit contributions), if any, credited to a Participant’s Deferral Account under Plan Section 4.4 and any deemed investment earnings attributable to these contributions shall be one hundred percent (100%) vested or nonforfeitable when the Participant has satisfied any vesting restrictions contained in the Board of Compensation Committee approval of the award, irrespective of when the Corporate Contribution is credited to the Participant’s Deferral Account.   A Participant shall be one hundred percent (100%) vested in the Corporation’s contributions, including any deemed investment earnings attributable to these contributions, upon his death or Disability while he is actively employed by the Corporation or in the event of a Change of Control.    The vesting of mandated LTIP and AIP Awards and Excess Retirement Benefit contributions shall occur as set forth in the respective plans governing those awards and payments.  All other amounts credited to a Participant’s Deferral Account shall be one hundred percent (100%) vested at all times.

ARTICLE VII
BENEFITS

7.1           Attainment of Specified Age.  Unless benefits have already commenced pursuant to another section in this Article VII, a Participant shall be entitled to begin receipt of the vested amount credited to his Deferral Account as of the Valuation Date coinciding with the Specified Age or date chosen according to his Participation Agreement and Deferral Election Form.  A Participant may make a separate choice with respect to the timing of the commencement of distribution of the amounts credited to the Deferral Account with respect to each Deferral Period.  In addition, a Participant may elect, with respect to a particular Deferral Election, to (i) receive payment on a specified date of a flat dollar amount or a percentage of the amount deferred for the Deferral Period and (ii) to have the remainder of the amount deferred for that Deferral Period paid at a Specified Age; provided, however, that the specified date shall not be earlier than January 1 of the fifth Plan Year following the Plan Year with respect to which the amount was deferred.  Payment of any amount under this Section shall commence within thirty (30) days of the Participant’s Specified Age or date and in accordance with the payment method elected by the Participant on his Participation Agreement and Deferral Election Form.  Payments shall commence on or after that age even if the Participant is still then employed.

7.2           Disability.  If a Participant suffers a Disability while employed with the Corporation and before he is entitled to benefits under this Article, he shall receive the amount credited to his Deferral Account as of the Valuation Date coinciding with the Date on which the Participant is determined to have suffered a Disability.  Payment of any amount under this Section shall commence within thirty (30) days of when the Committee determines the existence of the Participant’s Disability and in accordance with the payment method elected by the Participant on his Participation Agreement and Deferral Election Form.

7.3           Pre-Retirement Survivor Benefit.  If a Participant dies before becoming entitled to benefits under this Article, the Beneficiary or Beneficiaries designated pursuant to Section 13.6, shall receive the vested amount credited to the Participant’s Deferral Account as of the Valuation Date coinciding with the date of the Participant’s death.  Payment of any amount under this Section shall be made within thirty (30) days of the Participant’s death, or if later, within thirty (30) days of when the Plan Administrator receives notification of or otherwise confirms the Participant’s death.

7.4           Post-Retirement Survivor Benefit.  If a Participant dies after benefits have commenced, but prior to receiving complete payment of benefits under this Article, the Beneficiary or Beneficiaries designated under Section 13.6, shall receive in a single lump sum the vested amount credited to the Participant’s Deferral Account as of the Valuation Date coinciding with the date of the Participant’s death.  Payment of any amount under this Section shall be made within thirty (30) days of the Participant’s death, or if later, within thirty (30) days of when the Plan Administrator receives notification of or otherwise confirms the Participant’s death.

7.5           Termination.  If a Participant experiences a “separation from service” with the Corporation (determined in accordance with the standards of Code Section 409A) before he becomes entitled to receive benefits by reason of any of the above Sections, he shall receive in a single lump sum or in five (5) annual installments, as set forth in the Deferral Election form, at the Participant’s election, the vested amount credited to his Deferral Account as of the Valuation Date coinciding with the date on which the Participant’s employment terminates.  Payment of the first annual installment or any lump sum amount under this Section shall be made within thirty (30) days of when the Participant separates from service with the Corporation; provided, however, that in the case of a Participant who is a “specified employee” (within the meaning of Code section 409A and the Treasury Regulations issued pursuant to that section), such payment shall be made as soon as practicable after the date which is 6 months after the date of the Participant’s separation from service with the Corporation.

7.6           Change of Control.  If a Change of Control occurs before a Participant becomes entitled to receive benefits by reason of any of the above Sections or before the Participant has received complete payment of his benefits under this Article, he shall receive a lump sum payment of the amount credited to his Account as of the Valuation Date immediately preceding the date on which the Change of Control occurs.  Payment of any amount under this section shall commence within thirty (30) days of when the Change of Control occurs.

7.7           Payment Methods.  Unless otherwise provided in this Article VII, a Participant may elect to receive payment of the vested amount credited to his Deferral Account based on a Participant deferral in a single lump sum or in five (5), or ten (10) annual installments.  This election must be made in the Participation Agreement and Deferral Election Form for the corresponding Plan Year.  Any installment payments shall be paid annually on the first practicable day after the distributions are scheduled to commence.  Each installment payment shall be determined by multiplying the Deferral Account Balance by a fraction, the numerator of which is one and the denominator of which is the number of remaining installment payments. Any Deferral Election may be amended provided that all of the following requirements are met:

(i)                                     the amendment of the Deferral Election shall not take effect until at least 12 months after the date on which such amendment is made;

(ii)                                  in the case of an amendment of a Deferral Election related to a payment not made on account of the Participant’s death or Disability or an Unforeseeable Emergency, the first payment with respect to which the amendment is made shall in all cases be deferred for a period of not less then 5 years from the date on which such payment otherwise would have been made;

(iii)                               in the case of an amendment of an election related to a payment that is to be made at a specified time or pursuant to a fixed schedule, such an amendment of the election must be made at least 12 months prior to the date of the first scheduled payment.

ARTICLE VIII
UNFORESEEABLE EMERGENCY WITHDRAWALS

8.1           Unforeseeable Emergency Withdrawals.  If a Participant incurs an Unforeseeable Emergency, the Participant may make a written request to the Plan Administrator for a withdrawal from his account.  In the event of a withdrawal on account of an Unforeseeable Emergency, the Participant’s deferrals for the remainder of the Plan Year shall be suspended.  Deferrals may commence with the next following Plan Year provided the Participant completes the appropriate Participation Agreement and Deferral Election Form prior to January 1 of the corresponding Plan Year.

ARTICLE IX
ESTABLISHMENT OF TRUST

9.1           Establishment of Trust.  The Corporation may establish a Rabbi Trust (“Trust”) for the Plan.  If established, all benefits payable under this Plan to a Participant shall be paid directly by the Corporation from the Trust.  To the extent that such benefits are not paid from the Trust, the benefits shall be paid from the general assets of the Corporation and shall be reimbursed to the Corporation by the Trust at the Corporation’s request upon presentation of reasonable proof that the Corporation made such payment.  Any Trust shall be an irrevocable grantor trust which conforms to the terms of the model trust as described in IRS Revenue Procedure 92-64, I.R.B. 1992-33.  The assets of the Trust are subject to the claims of the Corporation’s creditors in the event of its insolvency.  Except as to any amounts paid or payable to a Trust, the Corporation shall not be obligated to set aside, earmark or escrow any funds or other assets to satisfy its obligations under this Plan, and the Participant and/or his designated Beneficiaries shall not have any property interest in any specific assets of the Corporation other than the unsecured right to receive payments from the Corporation, as provided in this Plan.

9.2           Payment From the Trust.  In the event a Trust is established and payments are not made by the Corporation in accordance with the terms of the Plan, a Participant may petition the trustee of the Trust directly for payment and the trustee may make such payment directly to the Participant upon the trustee’s good faith determination that the payment was in fact owed, was not timely paid by the Corporation and that there are sufficient assets in the Trust to make the payment.

ARTICLE X
PLAN ADMINISTRATION

10.1         Plan Administration.  The Plan shall be administered by the Committee, and such Committee may designate an agent to perform the recordkeeping duties and delegate to the Plan Administrator any of the Committee’s functions specified in this Article X.  The Committee shall construe and interpret the Plan, including disputed and doubtful terms and provisions and, in its sole discretion, decide all questions of eligibility and determine the amount, manner and time of payment of benefits under the Plan.  The determinations and interpretations of the Committee shall be consistently and uniformly applied to all similarly situated Participants and Beneficiaries, including but not limited to interpretations and determinations of amounts due under this Plan, and shall be final and binding on all parties.  The Plan at all times shall be interpreted and administered as an unfunded deferred compensation plan, and no provision of the Plan shall be interpreted so as to give any Participant or Beneficiary any right in any asset of the Corporation which is a right greater than the right of a general unsecured creditor of the Corporation.

ARTICLE XI
NONALIENATION OF BENEFITS

11.1         Nonalienation of Benefits.  The interests of Participants and their Beneficiaries under this Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily sold, transferred, alienated, assigned, pledged, anticipated, encumbered, attached or garnished.  Any attempt by a Participant, his Beneficiary, or any other individual or entity to sell, transfer, alienate, assign, pledge, anticipate, encumber, attach, garnish, charge or otherwise dispose of any right to benefits payable shall be void.  The Corporation may cancel and refuse to pay any portion of a benefit which is sold, transferred, alienated, assigned, pledged, anticipated, encumbered, attached or garnished.  The benefits which a Participant may accrue under this Plan are not subject to the terms of any Qualified Domestic Relations Order (as that term is defined in Section 414(p) of the Code) with respect to any Participant, and the Plan Administrator, Board of Directors, Committee and Corporation shall not be required to comply with the terms of such order in connection with this Plan.  The withholding of taxes from Plan payments, the recovery of Plan overpayments of benefits made to a Participant or Beneficiary, the transfer of Plan benefit rights from the Plan to another plan, or the direct deposit of Plan Payments to an account in a financial institution (if not actually a part of an arrangement constituting an assignment or alienation) shall not be construed as assignment or alienation under this Article XI.

ARTICLE XII
AMENDMENT AND TERMINATION

12.1         Amendment and Termination.  The Corporation reserves the right to amend this Plan at any time.  Such action may be taken in writing by the Plan Administrator.  However, no such amendment shall deprive any Participant or Beneficiary of any portion of any benefit which would have been payable had the Participant’s employment with the Corporation terminated on the effective date of such amendment or termination.  Notwithstanding the provisions of this Article XII to the contrary, the Corporation may amend the Plan at any time, in any manner, if the Corporation determines any such amendment is required to ensure that the Plan is characterized as providing deferred compensation for a select group of management or highly compensated employees and as described in ERISA Sections 201(2), 301(a)(3) and 401(a)(1) or to otherwise conform the Plan to the provisions of any applicable law including, but not limited to, ERISA and the Code (including without limitation section 409A of the Code).

ARTICLE XIII
GENERAL PROVISIONS

13.1         Good Faith Payment.  Any payment made in good faith in accordance with provisions of the Plan shall be a complete discharge of any liability for the making of such payment under the provisions of this Plan.

13.2         No Right to Employment.  This Plan does not constitute a contract of employment, and participation in the Plan shall not give any Participant the right to be retained in the employment of the Corporation.

13.3         Binding Effect.  The provisions of this Plan shall be binding upon the Corporation and its successors and assigns and upon every Participant and his heirs, Beneficiaries, estates and legal representatives.

13.4         Participant Change of Address.  Each Participant entitled to benefits shall file with the Plan Administrator, in writing, any change of post office address.  Any check representing payment and any communication addressed to a Participant or a former Participant at this last address filed with the Plan Administrator, or if no such address has been filed, then at his last address as indicated on the Corporation’s records, shall be binding on such Participant for all purposes of the Plan, and neither the Plan Administrator, the Corporation nor any other payer shall be obliged to search for or ascertain the location of any such Participant.  If the Plan Administrator is in doubt as to the address of any Participant entitled to benefits or as to whether benefit payments are being received by a Participant, it shall, by registered mail addressed to such Participant at his last known address, notify such Participant that:

(i)                                     All unmailed and future Plan payments shall be withheld until Participant provides the Plan Administrator with evidence of such Participant’s continued life and proper mailing address; and

(ii)                                  Participant’s right to any Plan payment shall, at the option of the Committee, be canceled forever, if, at the expiration of five (5) years from the date of such mailing, such Participant or his Beneficiary shall not have provided the Committee with evidence of his continued life and proper mailing address.

13.5         Notices.  Each Participant shall furnish to the Plan Administrator any information the Plan Administrator deems necessary for purposes of administering the Plan, and the payment provisions of the Plan are conditional upon the Participant furnishing promptly such true and complete information as the Plan Administrator may request.  Each Participant shall submit proof of his age when required by the Plan Administrator.  The Plan Administrator shall, if such proof of age is not submitted as required, use such information as is deemed by it to be reliable, regardless of the lack of proof, or the misstatement of the age of individuals entitled to benefits.  Any notice or information which, according to the terms of the Plan or requirements of the Plan Administrator, must be filed with the Plan Administrator, shall be deemed so filed if addressed and either delivered in person or mailed to and received by the Plan Administrator, in care of the Corporation at:

Schweitzer-Mauduit International, Inc.

100 North Point Center East

Suite 600

Alpharetta, Georgia  30022

Attention: Human Resources Committee

13.6         Designation of Beneficiary.  Each Participant shall designate, by name, on Beneficiary designation forms provided by the Plan Administrator, the Beneficiary(ies) who shall receive any benefits which might be payable after such Participant’s death.  A Beneficiary designation may be changed or revoked without such Beneficiary’s consent at any time or from time to time in the manner as provided by the Plan Administrator, and the Plan Administrator shall have no duty to notify any individual or entity designated as a Beneficiary of any change in such designation which might affect such individual or entity’s present or future rights.  If the designated Beneficiary does not survive the Participant, all amounts that would have been paid to such deceased Beneficiary shall be paid to the Participant or to his estate.

No Participant shall designate more than five (5) simultaneous Beneficiaries, and if more than one (1) Beneficiary is named, Participant shall designate the share to be received by each Beneficiary.  Despite the limitation on five (5) Beneficiaries, a Participant may designate more than five (5) Beneficiaries provided such beneficiaries are the surviving spouse and children of the Participant.  If a Participant designates alternative, successor, or contingent Beneficiaries, such Participant shall specify the shares, terms and conditions upon which amounts shall be paid to such multiple, alternative, successor or contingent beneficiaries.  Any payment made under this Plan after the death of a Participant shall be made only to the Beneficiary or Beneficiaries designated pursuant to this Section.

13.7         Claims.  Any claim for benefits must initially be submitted in writing to the Plan Administrator.  If such claim is denied (in whole or in part), the claimant shall receive notice from the Plan Administrator, in writing, setting forth the specific reasons for denial, with specific reference to applicable provisions of this Plan.  Such notice shall be provided within ninety (90) days of the date the claim for benefits is received by the Plan Administrator, unless special circumstances require an extension of time for processing the claim, in which event notification of the extension shall be provided to the claimant prior to the expiration of the initial 90-day period.  The extension notification shall indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to render its decision.  Any such extension shall not exceed 90 days.  Any disagreements about such interpretations and construction may be appealed in writing by the claimant within sixty (60) days to the Plan Administrator.  The Plan Administrator shall respond to such appeal within sixty (60) days, with a notice in writing fully disclosing its decision and its reasons, unless special circumstances require an extension of time for reviewing the claim, in which event notification of the extension shall be provided to the claimant prior to the expiration of the initial sixty (60) day period.  Any such extension shall be provided to the claimant prior to the commencement of the extension.  Any such extension shall not exceed 60 days.  No member of the Board of Directors, or any committee thereof, and no officer, employee or agents of the Corporation shall be liable to any individual or entity for any action taken hereunder, except those actions undertaken with lack of good faith.  Provided that the Corporation has established a Trust for the Plan pursuant to which the trustee has agreed to act in a capacity other than as a directed trustee in the event of a Change of Control, the trustee of the Trust shall perform the duties of the Plan Administrator under this Section 13.7 following a Change of Control.

13.8         Action by Board of Directors.  Any action required to be taken by the Board of Directors of the Corporation pursuant to the Plan provisions may be performed by the Compensation Committee of the Board.

13.9         Governing Law.  To the extent not superseded by the laws of the United States, the laws of the State of Georgia shall be controlling in all matters relating to this Plan.

13.10       Severability.  In the event any provision of this Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be interpreted and enforced as if such illegal and invalid provisions had never been set forth.

IN WITNESS WHEREOF, Schweitzer-Mauduit International, Inc. has adopted the foregoing instrument effective as of January 1, 2005.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

By:	/s/ William R. Foust

Title:	Vice President - Administration